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EXHIBIT 99.2

Investor Release

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
06/06/03	Investors: Mary Healy, 630-623-6429 Media: Anna Rozenich, 630-623-7316

McDONALD'S REPORTS MAY 2003 SALES AND PROVIDES
SECOND QUARTER UPDATE

        OAK BROOK, IL—McDonald's Corporation announced today that total Systemwide sales for May 2003 increased 12% over May 2002 to $3.9 billion (up 5% in constant currencies). Brand McDonald's comparable unit sales for May 2003 increased 2.2% in constant currencies, compared with a 1.4% decline in May 2002.

        Chairman and Chief Executive Officer Jim Cantalupo commented, "In May the U.S. delivered very strong comparable unit sales . . . up 6.3%, the highest increase in four years. This outstanding performance was driven by customers' strong response to our nationally advertised Premium Salad line-up and extremely popular Happy Meal offerings, along with our continued focus on enhanced customer service and everyday value. While we are pleased by May's performance in the U.S., it is just one building block in our effort to achieve the sustainable business momentum essential to meeting our long-term financial goals. In Europe, May comparable unit sales declined 1%, against very strong prior year comparable sales of 6.4%. Around the world, we will continue to execute our customer driven plans that emphasize relevant products, outstanding service and good value."

        McDonald's Corporation also announced recent actions taken in conjunction with the ongoing execution of the Company's revitalization plan. As a result of the strategic decision to reduce new restaurant openings and focus on adding customers to existing restaurants, the Company will incur expenses during the second quarter of 2003 related to streamlining restaurant development functions, and releasing certain real estate locations that no longer meet the Company's capital investment criteria. Separately, the Company is spending incremental funds to support billboard advertising in the U.S. during the second quarter. Pre-tax costs related to these items are expected to be approximately $50 million for the second quarter.

	Systemwide Sales				Comparable Sales*
			Percent Increase/(Decrease)
Brand McDonald's Major Segments					Percent Increase/(Decrease)
Months ended May 31 Dollars in millions			As Reported	Constant Currency**
	2003	2002			Constant Currency**
U.S.	$1,924.9	$1,765.0	9	n/a	6.3
Europe	1,057.0	855.5	24	2	(1.0)
APMEA***	569.1	548.0	4	(3)	(6.1)
*
Comparable sales or comparable unit sales represent the change in sales from the same period in the prior year for restaurants in operation at least thirteen months.

**
Information in constant currencies excludes the effect of foreign currency translation on reported results, except for hyperinflationary economies, whose functional currency is the U.S. Dollar. Constant currency results are calculated by translating the current year results at prior year average exchange rates.

***
Asia/Pacific, Middle East and Africa

n/a
Not applicable

        More than 30,000 local McDonald's restaurants serve 46 million customers each day in more than 100 countries, generating more than $40 billion in annual Systemwide sales. Additional information about McDonald's is available at www.mcdonalds.com.

Forward-Looking Statements

        Certain forward-looking statements are included in this release. They use such words as "may," "will," "expect," "believe," "plan" and other similar terminology. These statements reflect management's current expectations regarding future events and operating performance and speak only as of the date of this release. These forward-looking statements involve a number of risks and uncertainties. The following are some of the factors that could cause actual results to differ materially from those expressed in or underlying our forward-looking statements: effectiveness of operating initiatives; success in advertising and promotional efforts; changes in global and local business and economic conditions, including their impact on consumer confidence; consumer response to the occurrence of severe acute respiratory syndrome (SARS); fluctuations in currency exchange and interest rates; food, labor and other operating costs; political or economic instability in local markets, including the effects of war and terrorist activities; competition, including pricing and marketing initiatives and new product offerings by the Company's competitors; consumer preferences or perceptions concerning the Company's product offerings; spending patterns and demographic trends; availability of qualified restaurant personnel; severe weather conditions; existence of positive or negative publicity regarding the Company or its industry generally; effects of legal claims; cost and development of capital; changes in future effective tax rates; changes in governmental regulations; and changes in applicable accounting policies and practices. The foregoing list of important factors is not all-inclusive.

        The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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McDONALD'S REPORTS MAY 2003 SALES AND PROVIDES SECOND QUARTER UPDATE